UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2009

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200 Bellevue, Washington 98004

(Address of Principal Executive Offices)

(425) 201-6100

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 11, 2009, the Board of Directors of InfoSpace, Inc. (“InfoSpace” or the “Company”) elected Elizabeth Huebner to serve as a director of InfoSpace, filling a vacancy among the Company’s three Class III directors, whose terms expire in 2011. At the time of her election to the Company’s Board of Directors, Ms. Huebner was also appointed to serve as a member of the Audit Committee of the Board of Directors.

(e) On May 11, 2009, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved and adopted the 1H2009 InfoSpace Executive Bonus Plan (the “1H2009 Executive Plan”).

The 1H2009 Executive Plan provides for payment of cash bonuses, upon the attainment of certain performance targets, to the Company’s President and Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Technology Officer, Vice President of Distribution and Business Development, Vice President of Corporate Development and Chief Strategy Officer, General Counsel and Secretary, and Chief Accounting Officer. The payments of these cash bonuses is based on (i) the attainment of specific consolidated revenue and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted for non-recurring and non-operational cost items) objectives that are reviewed, approved and established by the Compensation Committee and (ii) the achievement of individual performance objectives by the executive, other than the CEO, that are established by the Compensation Committee. The target bonus amount for each of the participants in the 1H2009 Executive Plan is between 30% and 100% of such participant’s base salary, as determined by the Compensation Committee and in accordance with the employment agreement of the relevant executive.

The foregoing description of the 1H2009 Executive Plan does not purport to be complete, and is qualified in its entirety by the 1H2009 Executive Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	EXHIBITS.

10.1	1H2009 InfoSpace Executive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009

INFOSPACE, INC.

By:	/s/ Alejandro C. Torres
Alejandro C. Torres
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	1H2009 InfoSpace Executive Bonus Plan

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